                                                                    EXHIBIT 1(b)


                             SUMMIT INVESTMENT TRUST

              AMENDMENT NO. 2 TO AGREEMENT AND DECLARATION OF TRUST


         Pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of Summit Investment Trust (the "Trust") and resolutions adopted by the Board of Trustees of the Trust at a meeting held on June 18, 1997, the Agreement and Declaration of Trust of the Trust dated March 8, 1994 was amended as set forth below.

         FIRST:  Article IV, Section 4.1(b) of the Agreement and
Declaration of Trust was amended to read as follows:

                  (b) Classes of Shares. The Trustees shall have the authority, without action or approval of the Shareholders, from time to time to divide the Shares of any Sub-Trust into classes and to fix and determine the different rights and preferences as between the Shares of separate classes within a particular Sub-Trust as to purchase price, right of redemption and the price, terms and manner of redemption, dividends and other distributions and rights on liquidation, conversion rights, voting rights and such other rights as the Trustees may determine, and may designate the specific classes of shares of each Sub-Trust. The fact that a Sub-Trust shall have initially been established and designated without any specific establishment or designation of classes (i.e., that all Shares of such Sub-Trust are initially of a single class), or that a Sub-Trust shall have more than one established and designated class, shall not limit the authority of the Trustees to establish and designate separate classes, or one or more further classes, of said Sub-Trust without approval of the holders of the initial class thereof, or previously established and designated class or classes thereof, provided that the Trustees shall have determined that the establishment and designation of such further separate classes would not adversely affect the rights of the holders of the initial or previously established and designated class or classes. All such determinations by the Trustees shall be conclusive and binding for all purposes and upon all Shareholders. The division of Shares into classes and the terms and conditions pursuant to which the Shares of the classes will be issued, must be made in compliance with the 1940 Act. The establishment and designation of any class of Shares of a Sub-Trust shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of the Shares of such class.

         The Board of Trustees may, without shareholder approval, exchange shares of one class of a Sub-Trust for shares of another class of such Sub-Trust, provided that (i) the Board has determined that such exchange will not adversely affect the rights of any shareholder of the exchanging class or the class into which the exchanging class is moving; and (ii) the Board has determined that the exchange will not change the proportionate beneficial interest that the exchanging shareholder has in the Fund; and (iii) in advance of the exchange, the exchanging shareholders are notified that such exchange will take place. At any time that there are no Shares outstanding of a particular class of a Sub-Trust previously established and designated, the Trustees may by an instrument executed by a majority of their number abolish that particular class of a Sub-Trust and the establishment and designation thereof.

         IN WITNESS WHEREOF, the undersigned has executed this instrument this 11 day of July, 1997.


                                             /s/ Craig C. Rudesill
                                             ------------------------
                                             Name:  Craig C. Rudesill
                                             Title: Secretary


State of Ohio         )
                      ) ss:
County of Hamilton    )

         I HEREBY CERTIFY that on this 11 day of July, 1997, before me, the subscriber, a Notary Public of the State of Ohio, personally appeared Craig C. Rudesill, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he executed the same of his own free act and deed.

         WITNESS my hand and notarial seal this 11 day of July, 1997.


/s/ Constance S. Plants
-----------------------
Notary Public

My Commission expires:                                NOTARIAL SEAL
                                                      STATE OF OHIO

                                                    CONSTANCE S. PLANTS
                                                NOTARY PUBLIC, STATE OF OHIO
                                             MY COMMISSION EXPIRES OCT. 1, 2001


                                      -2-